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                                                                  EXHIBIT 23.(A)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in the Prospectuses of the Polaris, Polaris II, and WM Diversified Strategies III Variable Annuities, which constitutes part of this Registration Statement on Form S-3, of our report dated April 15, 2005 appearing on page F-1 of First SunAmerica Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 31, 2005, relating to the financial statements of FS Variable Separate Account of First SunAmerica Life Insurance Company in such Prospectuses. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Prospectuses.



PricewaterhouseCoopers LLP
Los Angeles, California
April 27, 2005